For more information contact:
                                             Jeff Sherry, Viskase Corporation
                                             (630) 789-4900 or
                                             Bill King, Rhodia Food
                                             (925) 939-0861

Viskase and Rhodia Announce Breakthrough Technology to Control Listeria in Hot Dogs and Sausages

Viskase Corporation (Willowbrook, IL) and Rhodia Food (Cranbury, NJ) announced today the successful development of NOJAX(r) AL(tm), a cellulose casing that effectively reduces the risk of Listeria monocytogenes surface contamination in the production of hot dogs and other cooked sausage products. This technology is GRAS (Generally Recognized as Safe by the U.S. Food and Drug Administration) and is fully approved for use.

The innovation involves the application of a natural antimicrobial system developed by Rhodia to a meat surface via the cellulose casing manufactured and marketed by Viskase as NOJAX(r) AL(tm). After cooking and peeling away the casing, the resultant surface treatment on the hot dog or sausage demonstrates a definite kill of Listeria within the first few hours of package life, thus providing an effective safeguard in the event of a post-processing contamination episode.

Extensive field testing has been conducted and confirmation testing is currently being conducted by US Department of Agriculture laboratories. Commercialization of this technology is expected to take place early in 2003 following successful completion of this confirmation testing program.

NOJAX(r) AL(tm), when used in conjunction with the mandated Federal Safety and Inspection Service (FSIS) directive requiring HACCP (Hazard Analysis and Critical Control Point) plans and good manufacturing practices, will provide the processed meat and poultry industry with an additional and important intervention strategy in its effort to control the risks of foodborne pathogen contamination of pre-cooked, ready-to-eat products.

This latest breakthrough, a product of a long-term collaborative effort between Viskase and Rhodia, demonstrates an ongoing commitment by the two companies to bring innovative solutions and new technologies to the marketplace for the benefit of the meat and poultry industry worldwide.

Viskase Corporation is a worldwide leader in the supply of cellulose and plastic casings and operates manufacturing facilities in North America, South America and Europe. For over 75 years, Viskase has served the processed meat and poultry industry as the most reliable source of quality cellulose and plastic casings and innovative technologies leading to solutions for the meat processing industry.

Rhodia, one of the world's leading specialty chemicals companies, seeks to improve the quality of daily life by developing value-added products, services and solutions in the areas of cosmetics, clothing, food, health, the environment, and industry. Rhodia employs 24,800 people worldwide and recorded sales of $6.5 billion in 2001. Rhodia (NYSE: RHA) is listed on the New York and Paris Stock Exchanges.

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